Exhibit 99.1

PJT Partners Inc. Reports Second Quarter 2018 Results

Overview

>	Total Revenues of $130.7 million for second quarter 2018, up 20% from $109.3 million a year ago
–	Advisory Revenues of $98.3 million, up 34% from $73.3 million a year ago
>	Total Revenues of $264.7 million for six months ended June 30, 2018, up 15% year-over-year
–	Advisory Revenues of $201.8 million, up 17% from $172.7 million a year ago
>	Strong balance sheet at quarter-end with $120.9 million of cash, cash equivalents and short-term investments; no funded debt
>	Repurchased approximately 1.6 million share equivalents year-to-date through net share settlements, Partnership Unit exchanges and share repurchases
>	Additionally, intend to repurchase approximately 256,000 Partnership Units for cash in August 2018

New York, July 31, 2018: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today reported Total Revenues of $130.7 million for second quarter 2018 compared with $109.3 million for the prior year quarter. GAAP Pretax Income and Adjusted Pretax Income were $10.1 million and $21.4 million, respectively, for the current quarter compared with GAAP Pretax Loss of $2.1 million and Adjusted Pretax Income of $16.2 million, respectively, for the prior year quarter.

Total Revenues for the six months ended June 30, 2018 were $264.7 million compared with $230.3 million for 2017. GAAP Pretax Income and Adjusted Pretax Income were $12.8 million and $43.2 million, respectively, for the six months compared with nominally positive GAAP Pretax Income and Adjusted Pretax Income of $38.9 million, respectively, for 2017.

Paul J. Taubman, Chairman and Chief Executive Officer, said, “We are pleased to report strong second quarter and first half results. We are seeing the tangible results of three highly complementary businesses working together to uniquely serve clients. Our focus on teamwork and collaboration, as well as excellence and client service, is also resonating broadly. As we benefit from an expanded coverage footprint and as we continue to attract best-in-class talent, our optimism is building about our growth prospects for 2018 and beyond.”

Media Relations: Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

Revenues

The following table sets forth revenues for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	(Dollars in Millions)
Revenues
Advisory	$98.3	$73.3	34%	$201.8	$172.7	17%
Placement	28.1	33.5	(16%)	54.3	53.0	2%
Interest Income & Other	4.2	2.5	73%	8.7	4.6	90%
Total Revenues	$130.7	$109.3	20%	$264.7	$230.3	15%

Three Months Ended

Total Revenues were $130.7 million for second quarter 2018 compared with $109.3 million for the prior year quarter, an increase of 20%.

Advisory Revenues were $98.3 million for the current quarter compared with $73.3 million for the prior year quarter, an increase of 34%. The increase in Advisory Revenues resulted from growth in our strategic advisory, restructuring and special situations and secondary advisory businesses.

Placement Revenues were $28.1 million for the current quarter compared with $33.5 million for the prior year quarter, a decrease of 16%. The decrease was primarily driven by a decrease in private equity fund placement closings during the quarter.

Interest Income & Other was $4.2 million for the current quarter compared with $2.5 million for the prior year quarter and includes $2.1 million of reimbursable expenses that are now presented on a gross basis due to adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (the “new revenue guidance”).

Six Months Ended

Total Revenues were $264.7 million for the six months ended June 30, 2018 compared with $230.3 million for the same period a year ago, an increase of 15%.

Advisory Revenues were $201.8 million for the six months compared with $172.7 million for the same period a year ago, an increase of 17%. The increase in Advisory Revenues resulted from growth in our strategic advisory and secondary advisory businesses.

Placement Revenues were $54.3 million for the six months compared with $53.0 million for the same period a year ago, an increase of 2%. The increase was primarily driven by an increase in revenues from our real estate vertical and partially offset by a decrease in hedge fund activity.

Interest Income & Other was $8.7 million for the six months compared with $4.6 million for the same period a year ago and includes $4.4 million of reimbursable expenses that are now presented on a gross basis due to adoption of the new revenue guidance.

Expenses

The following tables set forth information relating to the Company’s expenses for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,
	2018		2017
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$94.3	$83.6	$87.6	$70.0
% of Revenues	72.1%	64.0%	80.1%	64.0%
Non-Compensation	$26.3	$25.6	$23.8	$23.1
% of Revenues	20.1%	19.6%	21.8%	21.1%
Total Expenses	$120.5	$109.3	$111.4	$93.1
% of Revenues	92.2%	83.6%	101.9%	85.1%
Pretax Income (Loss)	$10.1	$21.4	$(2.1)	$16.2
% of Revenues	7.8%	16.4%	N/M	14.9%

	Six Months Ended June 30,
	2018		2017
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$197.9	$169.4	$183.2	$147.4
% of Revenues	74.8%	64.0%	79.6%	64.0%
Non-Compensation	$54.1	$52.1	$47.0	$44.0
% of Revenues	20.4%	19.7%	20.4%	19.1%
Total Expenses	$252.0	$221.5	$230.3	$191.4
% of Revenues	95.2%	83.7%	100.0%	83.1%
Pretax Income	$12.8	$43.2	$0.0	$38.9
% of Revenues	4.8%	16.3%	N/M	16.9%

Compensation and Benefits Expense

Three Months Ended

GAAP Compensation and Benefits Expense was $94.3 million for second quarter 2018 compared with $87.6 million for the prior year quarter. Adjusted Compensation and Benefits Expense was $83.6 million for the current quarter compared with $70.0 million for the prior year quarter. The increase in Compensation and Benefits Expense was primarily due to higher revenues and increased headcount.

Six Months Ended

GAAP Compensation and Benefits Expense was $197.9 million for the six months ended June 30, 2018 compared with $183.2 million for the same period a year ago. Adjusted Compensation and Benefits Expense was $169.4 million for the six months compared with $147.4 million for the same period a year ago. The increase in Compensation and Benefits Expense was primarily due to higher revenues and increased headcount.

Non-Compensation Expense

Three Months Ended

GAAP Non-Compensation Expense was $26.3 million for second quarter 2018 compared with $23.8 million for the prior year quarter. Adjusted Non-Compensation Expense was $25.6 million for the current quarter compared with $23.1 million for the prior year quarter.

GAAP Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to an increase in Travel and Related. The increase in Travel and Related was primarily related to reimbursable expenses being presented on a gross basis during the current quarter due to adoption of the new revenue guidance. Travel and Related also increased due to increased business activity.

Adjusted Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to an increase in Travel and Related for the same reasons noted above.

For the current quarter, GAAP and Adjusted Non-Compensation Expense include $1.9 million of expenses reimbursable by clients that prior to adoption of the new revenue guidance were reported on a net basis.

Six Months Ended

GAAP Non-Compensation Expense was $54.1 million for the six months ended June 30, 2018 compared with $47.0 million for the same period a year ago. Adjusted Non-Compensation Expense was $52.1 million for the six months compared with $44.0 million for the same period a year ago.

GAAP Non-Compensation Expense increased during the six months compared with the same period a year ago, primarily due to increases in Travel and Related and Communications and Information Services, partially offset by a decrease in Other Expenses. The increase in Travel and Related was primarily related to adoption of the new revenue guidance. Travel and Related also increased due to increased business activity. The increase in Communications and Information Services was primarily driven by first quarter investments in our technology and data management infrastructure. The decrease in Other Expenses was due to a decrease in the spin-off related payable due to Blackstone.

Adjusted Non-Compensation Expense increased during the six months compared with the same period a year ago, primarily due to increases in Travel and Related and Communications and Information Services for the same reasons noted above.

For the six months ended June 30, 2018, GAAP and Adjusted Non-Compensation Expense include $4.6 million of expenses reimbursable by clients that prior to adoption of the new revenue guidance were reported on a net basis.

Provision for Taxes

As of June 30, 2018, PJT Partners Inc. owned 57.2% of PJT Partners Holdings LP. PJT Partners Inc. is subject to corporate U.S. federal and state income tax while PJT Partners Holdings LP is subject to New York City unincorporated business tax and other entity-level taxes imposed by certain state and foreign jurisdictions. Please refer to Note 11. “Stockholders’ Equity (Deficit)” in the “Notes to Consolidated and Combined Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of the

Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for further information about the corporate ownership structure.

In calculating Adjusted Net Income, If-Converted, the Company has assumed that all outstanding Class A partnership units in PJT Partners Holdings LP (“Partnership Units”) (excluding the unvested partnership units that have yet to satisfy certain market conditions) have been exchanged into shares of the Company’s Class A common stock, subjecting all of the Company’s income to corporate-level tax.

The effective tax rate for Adjusted Net Income, If-Converted for the six months ended June 30, 2018 was 22.1% compared with 36.3% for the same period a year ago. This tax rate excludes the tax benefits of the adjustments for transaction-related equity-based compensation expense, amortization expense and spin-off-related payable due to The Blackstone Group L.P. (“Blackstone”). The decrease in tax rate from the six months ended June 30, 2017 is primarily due to the decrease in U.S. corporate income tax rate related to the passage of the Tax Cuts and Jobs Act1 as well as an increased tax benefit related to the deliveries of vested shares during 2018 at values in excess of their amortized cost.

Capital Management and Balance Sheet

As of June 30, 2018, the Company held cash, cash equivalents and short-term investments of $120.9 million and there was no funded debt.

Partnership Units may be presented to the Company for exchange on a quarterly basis and repurchased for cash or, at the Company’s election, for shares of the Company’s Class A common stock on a one-for-one basis. During second quarter 2018, the Company repurchased 128,347 Partnership Units for cash. An additional 256,083 Partnership Units have been presented to be exchanged, which the Company intends to repurchase for cash on August 7, 2018 at a price to be determined by the per share volume-weighted average price of the Company’s Class A common stock on August 2, 2018.

On October 26, 2017, the Company’s Board of Directors authorized the repurchase of shares of the Company’s Class A common stock in an amount up to $100 million. Under this repurchase program, shares of the Company’s Class A common stock may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual number of shares repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. The repurchase program may be suspended or discontinued at any time and does not have a specified expiration date.

During second quarter 2018, the Company repurchased 396,984 shares of Class A common stock pursuant to this share repurchase program.

Additionally, during second quarter 2018, the Company net share settled 29,808 shares to satisfy employee tax obligations.

In aggregate during second quarter 2018, the Company repurchased an equivalent of 555,139 shares at an average price of $54.08 per share. Year-to-date, the total share equivalent repurchases were approximately 1.6 million shares at an average price of $49.43 per share.

Dividend

The Board of Directors of PJT Partners Inc. has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on September 19, 2018 to Class A common stockholders of record on September 5, 2018.

Quarterly Investor Call Details

PJT Partners will host a conference call on July 31, 2018 at 8:30 a.m. ET to discuss its second quarter 2018 results. The conference call can be accessed via the internet on www.pjtpartners.com or by dialing +1 (888) 339-2688 (U.S. domestic) or +1 (617) 847-3007 (international), passcode 725 896 33#. For those unable to listen to the live broadcast, a replay will be available following the call at www.pjtpartners.com or by dialing +1 (888) 286-8010 (U.S. domestic) or +1 (617) 801-6888 (international), passcode 932 396 97#.

About PJT Partners

PJT Partners is a global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, restructuring and special situations and private fund advisory and placement services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through Park Hill Group, private fund advisory and placement services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit the Company’s website at www.pjtpartners.com.

Forward-Looking Statements

Certain material presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain information concerning future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The risk factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the United States Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that are not currently expected to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

Non-GAAP Financial Measures

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results: Adjusted Pretax Income; Adjusted Net Income; Adjusted Net Income, If-Converted, in total and on a per-share basis; Adjusted Compensation and Benefits Expense and Adjusted Non-Compensation Expense. These non-GAAP measures, presented and discussed in this earnings release, remove the significant accounting impact of: (a) transaction-related equity-based compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based retention awards granted in connection with the spin-off; (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”) and the acquisition of PJT Capital LP; and (c) the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided in the Appendix.

To help investors understand the effect of the Company’s ownership structure on its Adjusted Net Income, the Company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

Appendix

GAAP Condensed Consolidated Statements of Operations (unaudited)

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

Summary of Shares Outstanding (unaudited)

Footnotes

PJT Partners Inc.

GAAP Condensed Consolidated Statements of Operations (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Advisory	$98,294	$73,349	$201,757	$172,688
Placement	28,132	33,503	54,252	53,005
Interest Income and Other	4,244	2,458	8,703	4,586
Total Revenues	130,670	109,310	264,712	230,279
Expenses
Compensation and Benefits	94,273	87,564	197,905	183,240
Occupancy and Related	6,573	6,659	13,376	12,865
Travel and Related	5,987	3,073	11,457	5,956
Professional Fees	4,019	4,803	9,218	8,992
Communications and Information Services	3,260	2,854	6,740	5,267
Depreciation and Amortization	2,092	2,022	4,099	4,114
Other Expenses	4,328	4,418	9,160	9,840
Total Expenses	120,532	111,393	251,955	230,274
Income (Loss) Before Benefit for Taxes	10,138	(2,083)	12,757	5
Benefit for Taxes	(882)	(1,518)	(4,992)	(2,389)
Net Income (Loss)	11,020	(565)	17,749	2,394
Net Income (Loss) Attributable to Non-Controlling Interests	4,075	(780)	5,568	846
Net Income Attributable to PJT Partners Inc.	$6,945	$215	$12,181	$1,548
Net Income Per Share of Class A Common Stock
Basic	$0.30	$0.01	$0.57	$0.08
Diluted	$0.30	$0.01	$0.55	$0.08
Weighted-Average Shares of Class A Common Stock Outstanding
Basic	22,641,562	18,825,696	20,987,863	18,654,187
Diluted	24,185,020	18,825,696	22,689,344	18,654,187

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Net Income (Loss)	$11,020	$(565)	$17,749	$2,394
Less: GAAP Benefit for Taxes	(882)	(1,518)	(4,992)	(2,389)
GAAP Pretax Income (Loss)	10,138	(2,083)	12,757	5

Adjustments to GAAP Pretax Income (Loss)
Transaction-Related Compensation Expense(2)	10,643	17,602	28,488	35,852
Amortization of Intangible Assets(3)	584	584	1,168	1,250
Spin-Off-Related Payable Due to Blackstone(4)	26	145	801	1,744
Adjusted Pretax Income	21,391	16,248	43,214	38,851
Adjusted Taxes(5)	3,424	3,761	5,109	7,351
Adjusted Net Income	17,967	12,487	38,105	31,500

If-Converted Adjustments
Less: Adjusted Taxes(5)	(3,424)	(3,761)	(5,109)	(7,351)
Add: If-Converted Taxes(6)	4,689	5,871	9,553	14,090
Adjusted Net Income, If-Converted	$16,702	$10,377	$33,661	$24,761

GAAP Net Income Per Share of Class A Common Stock
Basic	$0.30	$0.01	$0.57	$0.08
Diluted	$0.30	$0.01	$0.55	$0.08
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	22,641,562	18,825,696	20,987,863	18,654,187
Diluted	24,185,020	18,825,696	22,689,344	18,654,187

Adjusted Net Income, If-Converted Per Share	$0.42	$0.27	$0.89	$0.65
Weighted-Average Shares Outstanding, If-Converted	39,835,098	37,894,703	37,854,775	37,808,911

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data – continued (unaudited)

(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Compensation and Benefits Expense	$94,273	$87,564	$197,905	$183,240
Transaction-Related Compensation Expense(2)	(10,643)	(17,602)	(28,488)	(35,852)
Adjusted Compensation and Benefits Expense	$83,630	$69,962	$169,417	$147,388

Non-Compensation Expenses
Occupancy and Related	$6,573	$6,659	$13,376	$12,865
Travel and Related	5,987	3,073	11,457	5,956
Professional Fees	4,019	4,803	9,218	8,992
Communications and Information Services	3,260	2,854	6,740	5,267
Depreciation and Amortization	2,092	2,022	4,099	4,114
Other Expenses	4,328	4,418	9,160	9,840
GAAP Non-Compensation Expense	26,259	23,829	54,050	47,034
Amortization of Intangible Assets(3)	(584)	(584)	(1,168)	(1,250)
Spin-Off-Related Payable Due to Blackstone(4)	(26)	(145)	(801)	(1,744)
Adjusted Non-Compensation Expense	$25,649	$23,100	$52,081	$44,040

The following table provides a summary of adjustments made to Interest Income & Other and Non-Compensation Expense as it pertains to the presentation of reimbursable expenses upon adoption of the new revenue guidance:

	Three Months Ended June 30, 2018			Six Months Ended June 30, 2018
	As Reported	Adjustments	Without Adoption of Revenue Standard	As Reported	Adjustments	Without Adoption of Revenue Standard
Interest Income & Other	$4,244	$(2,098)	$2,146	$8,703	$(4,366)	$4,337
Non-Compensation Expenses
Occupancy and Related	$6,573	$(43)	$6,530	$13,376	$(81)	$13,295
Travel and Related	5,987	(1,817)	4,170	11,457	(3,716)	7,741
Professional Fees	4,019	170	4,189	9,218	(468)	8,750
Communications and Information Services	3,260	(134)	3,126	6,740	(202)	6,538
Depreciation and Amortization	2,092	—	2,092	4,099	—	4,099
Other Expenses	4,328	(49)	4,279	9,160	(98)	9,062
GAAP Non-Compensation Expense	26,259	(1,873)	24,386	54,050	(4,565)	49,485
Amortization of Intangible Assets(3)	(584)	—	(584)	(1,168)	—	(1,168)
Spin-Off-Related Payable Due to Blackstone(4)	(26)	—	(26)	(801)	—	(801)
Adjusted Non-Compensation Expense	$25,649	$(1,873)	$23,776	$52,081	$(4,565)	$47,516

PJT Partners Inc.

Summary of Shares Outstanding (unaudited)

The following table provides a summary of weighted-average shares outstanding for the three and six months ended June 30, 2018 and 2017 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	20,647,911	18,522,681	19,735,236	18,391,816
Vested, Undelivered RSUs	1,993,651	303,015	1,252,627	262,371
Basic Shares Outstanding, GAAP	22,641,562	18,825,696	20,987,863	18,654,187
Dilutive Impact of Unvested Common RSUs(7)	1,543,458	—	1,701,481	—
Diluted Shares Outstanding, GAAP	24,185,020	18,825,696	22,689,344	18,654,187

Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	20,647,911	18,522,681	19,735,236	18,391,816
Vested, Undelivered RSUs	1,993,651	303,015	1,252,627	262,371
Conversion of Unvested Common RSUs(7)	1,543,458	3,576,351	1,701,481	3,368,471
Conversion of Participating RSUs	151,707	461,417	153,243	517,719
Conversion of Partnership Units	15,498,371	15,031,239	15,012,188	15,268,534
If-Converted Shares Outstanding	39,835,098	37,894,703	37,854,775	37,808,911

	As of June 30,
	2018	2017
Fully-Diluted Shares Outstanding(8)(9)	42,711,906	39,947,541

During the three and six months ended June 30, 2018, 1.25 million and 2.50 million Partnership Units, respectively, were added to the Company’s fully-diluted share count due to the satisfaction of certain market conditions. As of June 30, 2018, there were 3.76 million Partnership Units subject to market conditions that are not included in fully-diluted shares outstanding.

Footnotes

(1)

The Tax Cuts and Jobs Act (“Tax Legislation”) was signed into law on December 22, 2017 and lowers the U.S. corporate income tax rate to 21% as of January 1, 2018. The Company recorded the estimated impact during the three months ended December 31, 2017. The impact of Tax Legislation may differ from the estimated amounts recorded, possibly materially, due to, among other things, further refinement of the Company’s calculations, changes in interpretations and assumptions the Company has made, guidance that may be issued and actions the Company may take as a result of Tax Legislation.

(2)

This adjustment adds back to GAAP Pretax Income transaction-related equity-based compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based retention awards granted in connection with the spin-off.

(3)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO and amounts for the amortization of intangible assets identified in connection with the acquisition of PJT Capital LP on October 1, 2015.

(4)

This adjustment adds back to GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(5)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(6)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

(7)	Represents number of dilutive shares calculated under the treasury method for the unvested, non-participating RSUs that have a remaining service requirement.
(8)	Excludes 3.76 million unvested Partnership Units as of June 30, 2018 that have yet to satisfy certain market conditions.
(9)	Assumes all Partnership Units and unvested participating RSUs have been converted to shares of the Company’s Class A common stock.
N/M	Not meaningful.
Note:	Amounts presented in tables above may not add or recalculate due to rounding.